EXHIBIT 99.1

Contact: Rosanne Palacios	Judith Wawroski
International Bancshares Corporation	International Bancshares Corporation
(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES CORPORATION COMPLETES THE
ACQUISITION OF SOUTHWEST FIRST COMMUNITY INC.

LAREDO, Texas—(BUSINESS WIRE) — March 16, 2007 - International Bancshares Corporation (Nasdaq: IBOC) today announced that they have completed the acquisition of Southwest First Community Inc. (“Southwest Community”) and its two subsidiary banks State Bank & Trust in Beeville, Texas and Commercial State Bank in Sinton, Texas.   The two banks have $133 million in assets and $119 million in deposits and three banking facilities in their respective communities.  The acquisition will help IBC Bank’s continued expansion into certain regions in South Texas and complement certain larger cities in South Texas that IBC Bank services.  IBC is a Texas company managed by local people.

“We’re truly excited about IBC’s acquisition of Southwest Community and its subsidiary banks,” said International Bancshares Corporation’s Chairman, CEO & President, Dennis E. Nixon. “This transaction will help expand IBC Bank’s already large presence in the fast growing South Texas market.  Southwest Community serves its markets in Beeville and Sinton, Texas with the same small town philosophy that IBC Bank serves its customers and communities.  This merger presents a great opportunity for the towns of Beeville and Sinton to enjoy a broader and more sophisticated array of products and additionally helps IBC Bank enhance its market share, earnings growth and stockholder value.”

Chris Moser, Southwest Community’s Chairman & CEO, commented, “We are excited about the value that IBC brings to the communities and customers that our banks serve.  IBC Bank brings state of the art financial services, commercial lending, a strong international group and good community banking ideals that will add tremendous competitive strength to our existing customers and the people of our communities.”

IBC is a $10.9 billion multi-bank financial holding company headquartered in Laredo, Texas, with a network of more than 230 branches throughout South Texas and Oklahoma and over 360 ATMs serving more than 85 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.